UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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iCAD, Inc.

(Name of Registrant as Specified in Its Charter)

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iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, New Hampshire 03062

April 8, 2016

Dear Fellow Stockholder:

You are cordially invited to attend iCAD, Inc.’s 2016 Annual Meeting of Stockholders which will be held on Wednesday, May 4, 2016, at 10:00 A.M. (local time), at the offices of Blank Rome LLP, 24th Floor, Boardroom, 405 Lexington Avenue, New York, NY 10174.

The Notice of Annual Meeting and Proxy Statement, which follow, describe the business to be conducted at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting in person, we will appreciate a prompt submission of your vote. We hope to see you at the meeting.

Cordially,

/s/ Kenneth Ferry Kenneth Ferry
Chief Executive Officer

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, New Hampshire 03062

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2016

To the Stockholders of iCAD, Inc.:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of iCAD, Inc. (the “Company”) will be held on Wednesday, May 4, 2016, at 10:00 A.M. (local time), at the offices of Blank Rome LLP, 24th Floor, Boardroom, 405 Lexington Avenue, New York, NY 10174, for the following purposes:

1.	To elect nine directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.	To approve the iCAD, Inc. 2016 Stock Incentive Plan (the “2016 Plan”);

3.	To approve, by non-binding advisory vote, the resolution approving named executive officer compensation (“Say on Pay Proposal”);

4.	To ratify the appointment of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

5.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Only stockholders of record at the close of business on March 30, 2016 are entitled to receive the notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

The iCAD Board of Directors believes that the election of the nominees specified in the accompanying proxy statement as directors at the Annual Meeting is in the best interest of the Company and its stockholders and, accordingly, unanimously recommends a vote “FOR” such nominees. Furthermore, the Board of Directors unanimously recommends that you vote “FOR” approving the 2016 Plan, and vote “FOR” the Say on Pay Proposal and vote “FOR” ratifying the appointment of BDO as the Company’s independent registered public accounting firm.

PLEASE NOTE THAT ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS OF THE COMPANY AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING EVIDENCE OF OWNERSHIP. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE ANNUAL MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK TO GAIN ADMISSION TO THE ANNUAL MEETING.

By Order of the Board of Directors,

Kevin C. Burns President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary

April 8, 2016

iCAD, Inc.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Date:	May 4, 2016

Time:	10:00 A.M. (local time)

Place:	Offices of Blank Rome LLP, 24th Floor, Boardroom, 405 Lexington Avenue, New York, NY 10174

Record Date:	March 30, 2016

Voting:	Stockholders as of the record date are entitled to one vote per share on matters presented at the Annual Meeting or any postponements or adjournments of the Annual Meeting

Voting Matters and the Board’s Recommendation

Agenda Item	Board Vote Recommendation	Page Reference
Election of nine directors	FOR each Director Nominee	6

Approval of the 2016 Plan	FOR	36

Approval on an advisory basis of the Say on Pay Proposal	FOR	44

Ratification of the appointment of BDO USA LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016	FOR	45

In addition to these matters, stockholders may be asked to vote on such other matters as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Executive Compensation Highlights

Our philosophy on executive compensation is to align the interests of our named executive officers with those of our stockholders by incentivizing them to deliver sustainable, long-term stockholder value. Our Compensation Committee reviews our compensation program components, targets and payouts on an annual basis. We continue to evaluate our compensation program to further align compensation received by our named executive officers with the interests of our stockholders and to provide compensation that is tied directly to performance.

Set forth below are key highlights of our executive compensation program that are further discussed in the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement beginning on page 19:

•	The compensation program offered to our executive officers is comprised of a mix between base salary and variable opportunities.

•	Actual compensation is dependent upon many factors, including, but not limited to, our financial results and the executive’s level of responsibilities.

•	No pension benefits for executive officers.

•	No excise tax gross-ups.

•	No hedging or pledging of Company stock.

•	No excessive perquisites for executives.

Corporate Governance Highlights

Set forth below are highlights of our corporate governance practices that are further discussed in the “Corporate Governance” section of this proxy statement beginning on page 11:

•	Seven of our nine directors are independent under NASDAQ standards.

•	Our Board leadership consists of a non-executive Chairman of the Board and independent Committee Chairs.

•	We value diversity, which is exhibited in our directors’ gender, experience, and skills.

•	Our Board met eight times in 2015 with executive sessions of independent directors at each regularly scheduled Board meeting and as deemed necessary.

•	No classified board; directors are elected annually.

•	A “Say on Pay” advisory vote is conducted annually.

•	Stockholders are asked to ratify the appointment of our independent registered public accounting firm annually.

iCAD, Inc.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2016

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of iCAD, Inc. (the “Company”, “iCAD”, “we”, “us”, or “our”) for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 4, 2016, including any postponements or adjournments thereof, for the purposes set forth below.

Management intends to send or give to stockholders this proxy statement, the accompanying form of proxy card and the 2015 Annual Report to Stockholders on or about April 8, 2016.

Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of your proxy.

If your shares are held in street name through a broker, bank, or other nominee, please review the voting instructions provided by the broker, bank or other nominee holding your shares or contact such organization regarding how to change your vote.

The address and telephone number of the principal executive offices of the Company are:

98 Spit Brook Road

Suite 100

Nashua, NH 03062

Telephone No.: (603) 882-5200

At the Annual Meeting, the stockholders of the Company will vote on: (1) the election of nine nominees to serve as directors, (2) the approval of the 2016 Plan, (3) the approval of, by non-binding advisory vote, the Say on Pay Proposal, (4) the ratification of the appointment of BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and (5) any other matters properly brought before the Annual Meeting or any postponements or adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 4, 2016: This Proxy Statement, the form of proxy and the Company’s 2015 Annual Report to Stockholders are available for review on the Internet at http://www.cstproxy.com/icadmed/2016.

Your Vote is Important

Please vote as promptly as possible by signing, dating and returning the enclosed Proxy Card. You may also vote by attending the Annual Meeting and voting in person.

OUTSTANDING STOCK AND VOTING RIGHTS

Only holders of the Company’s common stock at the close of business on March 30, 2016 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 15,894,731 shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters. There are no cumulative voting rights.

VOTING PROCEDURES

Quorum. A quorum is present if a majority of the shares entitled to vote at the Annual Meeting are present in person or represented by proxy at the Annual Meeting. Abstentions and “broker non-votes” (i.e., when a broker does not have discretionary authority to vote on a specific issue) are counted as present for purposes of determining a quorum.

Vote Required and Abstentions and Broker Non-Votes. The table below summarizes the votes required for approval of each matter to be brought before the Annual Meeting, as well as the treatment of abstentions and broker non-votes. If you sign and return a proxy but do not specify how you want your shares voted, your shares will be voted FOR the director nominees and FOR the other proposals listed below.

	Proposal	Vote Required for Approval of Each Item	Abstentions	Broker Non-Votes

I	Election of Directors	Each director shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.	No effect on this proposal.	No effect on this proposal.

II	Approval of 2016 Plan	The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal II is required to approve this proposal.*	Counted as “against”	No effect on this proposal.

III	Advisory Vote on Say on Pay Proposal	The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal III is required to approve this proposal.	Counted as “against”	No effect on this proposal.

IV	Ratification of Appointment of Auditors	The affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal IV is required to approve this proposal.	Counted as “against”	Not applicable since brokers have discretionary authority to vote on this proposal.

*	Under NASDAQ rules, the affirmative vote of a majority of the votes cast is the minimum required vote to approve this proposal.

Please note that brokers may not use discretionary authority to vote shares on Proposals I, II and III if they have not received instructions from their clients. Please vote your proxy or deliver instructions to your broker so your vote can be counted.

The approval of any other business as may properly come before the Annual Meeting, or any postponement or adjournment thereof, will require the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal.

Discretionary Voting Power. The Board is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto in what, according to their judgment, is in the best interests of the Company and its stockholders. If any nominee is unable (or for whatever reason declines) to serve as a director at the time of the Annual Meeting, proxies may be voted for the election of a qualified substitute nominee selected by the Board.

PROPOSAL I

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation, as amended, provides for the annual election of all of its directors. Currently, at each Annual Meeting of Stockholders, directors are elected to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified or until the director’s earlier resignation or removal. Each director nominee named below, who is presently a member of the Company’s Board, has indicated to the Board that he or she will be available to serve on the Board if elected. All nominees have been recommended by the Company’s Nominating and Corporate Governance Committee.

The following table sets forth the name, age and principal occupation of the nominees for election at this Annual Meeting and the length of continuous service as a director of the Company. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to iCAD and our Board.

Name	Age	Principal Occupation or Employment	Director Since
Dr. Lawrence Howard	62	Chairman of the Board of iCAD, Inc. and General Partner of Hudson Ventures, L.P.	2006

Kenneth Ferry	61	Chief Executive Officer of iCAD, Inc.	2006

Dr. Rachel Brem	56	Professor and Vice Chair, Department of Radiology, The George Washington University Medical Center	2004

Anthony Ecock	53	General Partner of Welsh, Carson, Anderson & Stowe	2008

Dr. Robert Goodman	74	Senior Advisor to the President for Clinical Affairs at Thomas Jefferson University	2014

Steven Rappaport	66	Partner of RZ Capital, LLC	2006

Andrew Sassine	51	Chairman of ComHear, Inc.	2015

Somu Subramaniam	60	Managing Partner of New Science Ventures	2010

Dr. Elliot Sussman	63	Chairman of The Villages Health and Professor of Medicine at the University of South Florida College of Medicine	2002

Dr. Lawrence Howard was appointed Chairman of the Board in 2007 and has been a director of the Company since November 2006. Dr. Howard has been, since March 1997, a general partner of Hudson Ventures, L.P. (formerly known as Hudson Partners, L.P.), a limited partnership that is the general partner of Hudson Venture Partners, L.P. (“HVP”), a limited partnership that is qualified as a small business investment company. Since March 1997, Dr. Howard has also been a managing member of Hudson Management Associates LLC, a limited liability company that provides management services to HVP. Since November 2000, Dr. Howard has been a General Partner of Hudson Venture Partners II, and a limited partner of Hudson Venture II, L.P. We believe Dr. Howard’s qualifications to serve on our Board of Directors include his financial expertise and his understanding of our products and market.

Kenneth Ferry has served as the Company’s Chief Executive Officer since May 2006. From May 2006 until February 2015, he also served as the Company’s President. He has over 25 years of experience in the healthcare technology field, with more than 10 years’ experience in senior management positions. Prior to joining the Company, from October 2003 to May 2006, Mr. Ferry was Senior Vice President and General Manager for the Global Patient Monitoring business for Philips Medical Systems, a leader in the medical imaging and patient monitoring systems business. In this role he was responsible for Research & Development, Marketing, Business Development, Supply Chain and Manufacturing, Quality and Regulatory, Finance and Human Resources. From September 2001 to October 2003, Mr. Ferry served as a Senior Vice President in the North America Field Organization of Philips Medical Systems. From 1983 to 2001, Mr. Ferry served in a number of management positions with Hewlett Packard Company, a global provider of products, technologies, software solutions and services to individual consumers and businesses, and Agilent Technologies, Inc., a provider of core bio-analytical and electronic measurement solutions to the communications, electronics, life sciences and chemical analysis industries. We believe Mr. Ferry’s qualifications to serve on our Board include his global executive leadership skills and significant experience as an executive in the healthcare industry.

Dr. Rachel Brem is currently the Director of Breast Imaging and Intervention, Professor of Radiology and the Vice-Chairman in the Department of Radiology at The George Washington University Medical Center, positions she has held since 2000. From 1991 to 1999, Dr. Brem was previously the Director of Breast Imaging at the John Hopkins Medical Institution. Dr. Brem’s research includes Minimally Invasive Breast Biopsy, New Technologies for the Earlier Diagnosis of breast cancer including Computer Aided Detection, as well as Nuclear Medicine Imaging of the Breast and Electrical Impedance Imaging of the Breast. We believe Dr. Brem’s qualifications to serve on our Board include her expertise in the medical field, specifically the diagnosis of breast cancer as well as her understanding of our products and market.

Anthony Ecock is a General Partner with the private equity investment firm Welsh, Carson, Anderson & Stowe (“WCAS”), which he joined in 2007. He has 28 years of experience in the healthcare field with 8 years in senior management positions at leading healthcare technology companies. At WCAS, Mr. Ecock leads the Resources Group, a team responsible for helping its 25 portfolio companies identify and implement initiatives to increase growth, earnings and cash flow. Before joining WCAS, he served as Vice President and General Manager of GE Healthcare’s Enterprise Sales organization from 2003 to 2007. From 1999 to 2003, he served as Senior Vice President and Global General Manager of Hewlett Packard’s, then Agilent’s and finally Philips’ Patient Monitoring divisions. Mr. Ecock spent his early career at the consulting firm of Bain & Company, where he was a Partner in the healthcare and technology practices and Program Director for Consultant Training We believe Mr. Ecock’s qualifications to serve on our Board include his financial expertise and his years of experience in the healthcare and technology markets.

Dr. Robert Goodman is a radiation oncologist who oversees all aspects of care at Jersey City Radiation Oncology. Dr. Goodman has served with Jersey City Radiation Oncology since 2001. Prior to joining Jersey City Radiation Oncology, from 1998-2011, Dr. Goodman served as the chair of Radiation Oncology at St. Barnabas Medical Center. From 1977 to 1990, Dr. Goodman served as the Pancoast Professor and Chair of the Department of Radiation Oncology at the University of Pennsylvania. Dr. Goodman also has served as Acting Executive Director of the Hospital of the University of Pennsylvania. He has published extensively in the oncology literature in highly respected peer-reviewed journals and has co-authored a textbook on breast cancer. We believe Dr. Goodman’s qualifications to serve on our Board of Directors include his extensive clinical background and his business leadership experience.

Steven Rappaport has been a partner of RZ Capital, LLC since July 2002, a private investment firm that also provides administrative services for a limited number of clients. From March 1995 to July 2002, Mr. Rappaport was Director, President and Principal of Loanet, Inc., an online real-time accounting service used by brokers and institutions to support domestic and international securities borrowing and lending activities. Loanet, Inc., was acquired by SunGard Data Systems in May 2001. Mr. Rappaport is currently serving as an independent director of a number of open and closed end Mutual Funds of which Credit Suisse and Aberdeen Management serve as the investment adviser. He is currently a Director of a number of private companies and several not for profit entities. He previously served, until 2012 as a Director of Presstek when it was sold and taken private. We believe Mr. Rappaport’s qualifications to serve on our Board include his extensive financial and legal expertise combined with his experience as an executive officer, partner and director.

Andrew Sassine has served on the board of directors of three private companies: Gemphire Therapeutics, Inc., an early-stage cardiovascular drug company formed by a licensing agreement with Pfizer Inc., Freedom Meditech, Inc., a medical device company focused on the development and commercialization of first-to-market non-invasive ophthalmic medical devices that can screen for diabetes up to six years prior to the onset of the disease; and ComHear Inc., a digital audio software and device company, where he is also the chairman of the board. Mr. Sassine previously served on the board of Acorn Energy, Inc. Mr. Sassine has served on the Fidelity Investments Board of Directors since February 25, 2013. Mr. Sassine served in various positions at Fidelity Investments from 1999 to 2012, including, most recently as Portfolio Manager. Between 2004 and 2011, he managed the Fidelity Small Cap Stock Fund, the Fidelity International Small Cap Opportunities Fund and the Fidelity Advisor International Small Cap Opportunities Fund. Mr. Sassine joined Fidelity as a high yield research analyst covering the Telecommunications, Satellite, Technology, Defense and Aerospace, and Restaurant Industries and in 2001, joined the international group as a research analyst covering small and mid-cap international stocks. Prior to joining Fidelity, he served as a vice president in the Acquisition Finance Group at Fleet National Bank. Mr. Sassine has been a member of the Henry B. Tippie College of Business, University of Iowa Board of Advisors since 2009 and served on the Board of Trustees at the Clarke Schools for Hearing and Speech between 2009 and 2014. Mr. Sassine earned a Bachelor of Arts degree at the University of Iowa in 1987 and an MBA from the Wharton School at the University of Pennsylvania in 1993. We believe Mr. Sassine’s extensive knowledge and experience as a fund manager and board member of other companies of a similar size to our company qualifies him to serve as a member of our Board of Directors.

Somu Subramaniam is the co-founder and Managing Partner of New Science Ventures (NSV). He serves on the Board of Directors of Achronix Semiconductor Corporation, Akarna Therapeutics, Alexar Therapeutics, Ario Pharmaceuticals, Cambridge Epigenetix, Dali Wireless, Dezima Pharma, Juventas Therapeutics, Oxyrane, Resolve Therapeutics, Svelte Medical Systems, TigerText, and Vaultive, Vascular Therapeutics. Mr. Subramaniam has also served on the Boards of Ception (acquired by Cephalon), BioVex (acquired by Amgen), Lightwire (acquired by Cisco). Prior to founding NSV, Mr Subramaniam was a director at McKinsey & Company where he advised leading multinational companies in the pharmaceuticals, medical devices, biotechnology, photonics, software and semiconductor industries. Mr. Subramaniam holds a B.Tech. degree from the Indian Institute of Technology and an M.B.A. from Harvard Business School. We believe Mr. Subramaniam’s qualifications to serve on our Board include his extensive financial expertise combined with his experience as an executive officer, partner and director.

Dr. Elliot Sussman is Chairman of the Board of The Villages Health and a Professor of Medicine at the University of South Florida College of Medicine. From 1993 to 2010, Dr. Sussman served as President and Chief Executive Officer of Lehigh Valley Health Network. Dr. Sussman served as a Fellow in General Medicine and a Robert Wood Johnson Clinical Scholar at the University of Pennsylvania and trained as a resident at the Hospital of the University of Pennsylvania. Dr. Sussman is a director and the Chairperson of the compensation committee of the Board of Directors of Universal Health Realty Income Trust, a public company primarily engaged in investing in healthcare and human service-related facilities. We believe Dr. Sussman’s qualifications to serve on our Board include his experience as a Chief Executive Officer of a leading healthcare network, combined with his medical background and his understanding of our products and market.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES SPECIFIED ABOVE.

CORPORATE GOVERNANCE

The Board of Directors and Director Independence

The Board currently consists of nine members. The Board has determined that Drs. Brem, Goodman and Sussman and Messrs. Ecock, Rappaport, Sassine and Subramaniam meet the director independence requirements under the applicable listing rules of The NASDAQ Stock Market LLC (“NASDAQ”).

Leadership Structure

The Board believes that the Company and its stockholders are best served by having a Board Chairman whose duties are separate from those of the Chief Executive Officer. In accordance with our Amended and Restated By-Laws (“By-Laws”), our Board appoints our Chief Executive Officer and our Board Chairman. The Chairman is selected from among the directors.

Board Oversight of Risk

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of the executive management team on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic, transactional and reputational risks. The full Board receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies.

Board Committees

The Board has three standing committees: (i) the Audit Committee; (ii) the Compensation Committee; and (iii) the Nominating and Corporate Governance Committee. The committees are comprised solely of persons who meet the definition of an “independent director” under the NASDAQ Listing Rules. In addition, the Board has determined that each member of the Audit Committee meets NASDAQ independence requirements applicable to members of an audit committee. The Board of Directors has also determined that members of the Compensation Committee meet additional independence requirements under the NASDAQ Listing Rules for members of a compensation committee.

The Audit Committee, Nominating and Corporate Governance Committee and the Compensation Committee operate under written charters adopted by the Board. A copy of our Nominating and Corporate Governance Committee Charter, our Audit Committee Charter and our Compensation Committee Charter are available on our website, at the following address: http://www.icadmed.com/governance.html. Information on our website does not constitute a part of this proxy statement.

Audit Committee

The Audit Committee, among other things, selects the firm to be appointed as the independent registered public accounting firm to audit our financial statements and reviews and discusses the scope and results of each audit with the independent registered public accounting firm and with management. The responsibilities of the Audit Committee are further described in the Audit Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website at www.icadmed.com and accessible via the “Corporate Governance” page.

The Audit Committee held four meetings during 2015. The Audit Committee consists of Mr. Rappaport, Chairperson, and Mr. Ecock and Dr. Sussman. The Board has determined that Mr. Rappaport qualifies as the Audit Committee’s “financial expert” under applicable SEC rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things, developing and recommending to the Board corporate governance policies for iCAD, establishing procedures for the director nomination process and recommending nominees for election to the Board. The responsibilities of the Nominating and Corporate Governance Committee are further described in the Nominating and Corporate Governance Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website at www.icadmed.com and accessible via the “Corporate Governance” page. The Nominating and Corporate Governance Committee held one meeting during 2015. The Nominating and Corporate Governance Committee consists of Mr. Ecock, Chairperson, and Dr. Brem and Mr. Subramaniam.

Compensation Committee

The Compensation Committee is responsible for, among other things, assisting the Board in overseeing our executive compensation strategy and reviewing and approving the compensation of our executive officers and administering our various stock option and incentive plans. The responsibilities of the Compensation Committee are further described in the Compensation Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website at www.icadmed.com and accessible via the “Corporate Governance” page. The Compensation Committee held four meetings during 2015. The Compensation Committee consists of Dr. Sussman, Chairperson, and Dr. Brem and Mr. Subramaniam.

Board and Committee Meetings and Attendance at Annual Meeting of Stockholders

During the fiscal year ended December 31, 2015, the Board held eight meetings. In addition, the Board took action by unanimous written consent in lieu of meetings. During 2015, each of the Company’s directors attended at least seventy-five percent of the aggregate of: (1) the total number of meetings of the Board; and (2) the total number of meetings of all Board committees on which they served.

The Company’s current policy strongly encourages that all of its directors attend all Board and Committee meetings and the Company’s Annual Meeting of Stockholders, absent extenuating circumstances that would prevent their attendance. One of the then serving directors attended last year’s Annual Meeting of Stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers, our directors, and persons who own more than 10 percent of our common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Officers, directors, and greater than 10 percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, we believe that during the year ended December 31, 2015, our officers, directors, and greater than 10% beneficial stockholders timely complied with all filing requirements applicable to them.

CODE OF BUSINESS CONDUCT AND ETHICS

iCAD has developed and adopted a comprehensive Code of Business Conduct and Ethics to cover all employees. Copies of the Code of Business Conduct and Ethics can be obtained on our website: http://www.icadmed.com/governance.html, or without charge, upon written request, addressed to:

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, NH 03062

Attention: Corporate Secretary

COMMUNICATIONS WITH THE BOARD

The Board, through its Nominating and Corporate Governance Committee, has established a process for stockholders to send communications to the Board. Stockholders may communicate with the Board individually or as a group by writing to: The Board of Directors of iCAD, Inc. c/o Corporate Secretary, 98 Spit Brook Road, Suite 100, Nashua, NH 03062. Stockholders should identify their communication as being from an iCAD stockholder. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by an iCAD stockholder before transmitting the communication to the Board.

CONSIDERATION OF DIRECTOR NOMINEES

Stockholders wishing to recommend director candidates to the Nominating and Corporate Governance Committee must submit their recommendations in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, iCAD, Inc., 98 Spit Brook, Suite 100, Nashua, NH 03062.

The Nominating and Corporate Governance Committee will consider nominees recommended by iCAD stockholders provided that the recommendation contains sufficient information for the Nominating and Corporate Governance Committee to assess the suitability of the candidate, including the candidate’s qualifications, and complies with the procedures set forth below under “Deadline and Procedures for Submitting Board Nominations”. In addition, the recommendation must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under applicable NASDAQ Listing Rules, or, alternatively, a statement that the recommended candidate would not be so barred. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Nominating and Corporate Governance Committee receive. A recommendation which does not comply with the above requirements will not be considered.

The qualities and skills sought in prospective members of the Board are determined by the Nominating and Corporate Governance Committee. When reviewing candidates to our Board, the Nominating and Corporate Governance Committee considers the evolving needs of the Board and seeks candidates that fill any current or anticipated future needs. The Nominating and Corporate Governance Committee generally requires that director candidates be qualified individuals who, if added to the Board, would provide the mix of director characteristics, experience, perspectives and skills appropriate for

iCAD. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the Nominating and Corporate Governance Committee in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to iCAD. Such persons should not have commitments that would conflict with the time commitments of a director of iCAD. Such persons shall have other characteristics considered appropriate for membership on the Board, as determined by the Nominating and Corporate Governance Committee. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Board and the Nominating and Corporate Governance Committee believe that it is important that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee and the Board consider the entirety of each candidate’s credentials in the context of the foregoing standards.

DEADLINE AND PROCEDURES FOR SUBMITTING BOARD NOMINATIONS

Our By-Laws requires a stockholder wishing to nominate a candidate for election to our Board at a meeting of our stockholders to give written notice, containing the required information specified below, that must be delivered personally to or mailed to and received by our Corporate Secretary at our principal executive offices (currently located at 98 Spit Brook Road, Suite 100, Nashua, NH 03062), not less than 50 days nor more than 75 days prior to the meeting; provided, however, that, in the event that we give less than 65 days’ notice or prior public disclosure of the date of the meeting to our stockholders, notice by the stockholder to be timely must be received by our Corporate Secretary not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) such public disclosure was made. Any such notice must set forth: (i) the name and record address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) the class or series and number of shares of our stock which are held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and of the date of such notice; (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) under which the nomination or nominations are to be made by such stockholder; (v) the name, age, business address and residence address of the nominee and such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed by us pursuant to the proxy rules of the SEC, had each nominee been nominated, or intended to be nominated by our Board; and (vi) the written consent of each nominee to serve as our director, if so elected.

COMPENSATION OF DIRECTORS

Director Compensation in Fiscal 2015

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board during the fiscal year ended December 31, 2015. Directors who are our employees are not compensated for their services as directors.

DIRECTOR COMPENSATION

	Fees Earned or	Option	Stock
	Paid in Cash	Awards (1)	Awards (2)	Total
Name (2)	($)	($)	($)	($)
Dr. Lawrence Howard	65,000	18,461	21,100	104,561
Dr. Rachel Brem	42,500	18,461	21,100	82,061
Anthony Ecock	47,500	18,461	21,100	87,061
Dr. Robert Goodman	35,000	18,461	21,100	74,561
Steven Rappaport	50,000	18,461	21,100	89,561
Andrew Sassine	2,917	11,357	666	14,940
Somu Subramaniam	42,500	18,461	21,100	82,061
Dr. Elliot Sussman	52,500	18,461	21,100	92,061

1)	The amounts included in the “Option Awards” column represents the grant date fair value of the stock option awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 5 to our Consolidated financial statements on Form 10K for the fiscal year ended December 31, 2015. Options granted to directors in 2015 vest on the anniversary of the grant date.

As of December 31, 2015, the aggregate number of exercisable and unexercised stock options held by each person who was a non-employee director was as follows: Dr. Howard – 26,150; Dr. Brem – 30,346; Mr. Ecock – 18,900; Dr. Goodman – 12,883; Mr. Rappaport –29,733; Mr Sassine—5,358; Mr. Subramaniam – 18,150 and Dr. Sussman – 67,379.

2)	The amounts included in the “Stock Awards” column represents the grant date fair value of the restricted stock awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 5 to our Consolidated financial statements on Form 10K. Shares granted to directors in 2015 vest on the anniversary of the grant date.

As of December 31, 2015, the aggregate number of unvested restricted shares held by each person who was a non-employee director was as follows: Dr. Howard – 2,000; Dr. Brem – 2,000; Mr. Ecock – 2,000; Dr. Goodman – 2,000; Mr. Rappaport 2,000;

Mr Sassine—166; Mr. Subramaniam – 2,000 and Dr. Sussman – 2,000.

Compensation of directors is determined by the Board in conjunction with recommendations made by the Compensation Committee.

2015 Compensation:

In 2015, the compensation of our non-employee directors was as follows. Each such director, except for Mr. Sassine who joined the Board in December 2015, received (i) options to purchase 4,300 shares of the Company’s common stock at the exercise price of $9 per share, which become exercisable twelve months from the date of grant and expire 5 years from the date of grant; and (ii) 2,000 shares of the Company’s restricted stock, which vest twelve months from the date of grant. In connection with his election to the Board, Mr. Sassine was granted (i) options to purchase 5,358 shares of the Company’s common stock at the exercise price of $ 4.01 per share, which become exercisable twelve months from the date of grant and expire 5 years from the date of grant; and (ii) 166 shares of the Company’s restricted stock, which vest twelve months from the date of grant.

For 2015, cash compensation for each member of the Board was $35,000 per year. The Chairman of the Board received an additional $30,000 annual fee for a total annual payment for 2015 of $65,000. Additionally, members of the committees received the following additional amounts for 2015:

Audit Committee Chair	$15,000
Audit Committee Members, not including the Chair	$7,500
Compensation Committee Chair	$10,000
Compensation Committee Members, not including the Chair	$5,000
Nominating and Governance Committee Chair	$5,000
Nominating and Governance Committee Members, not including the Chair	$2,500

Beginning in 2015, directors no longer have the ability to elect to receive the cash portion of their fees in stock options.

2016 Compensation:

Non-employee directors will be compensated in 2016 as follows. Each such director received 4,000 shares of the Company’s restricted stock, with one-year vesting schedule. For 2016, cash compensation for each member of the Board will be the same as in 2015, as described above.

EXECUTIVE OFFICERS

All officers serve at the direction of our Board. The Board appoints our officers.

In fiscal 2014, Mr. Kenneth Ferry served as our President and Chief Executive Officer. On February 5, 2015, Mr. Ferry stepped down as our President, and continues to be our Chief Executive Officer. On that same date, Mr. Kevin Burns was promoted to President, and also continues to serve as our Chief Operating Officer and Chief Financial Officer.

In addition to Mr. Ferry, our Chief Executive Officer, and Mr. Burns, our President, Chief Operating Officer, and Chief Financial Officer, our other executive officer is Ms. Stacey Stevens, our Executive Vice President of Marketing and Strategy.

Kevin Burns, 45, became the Company’s President in February 2015. He previously had been named as the Company’s Chief Operating Officer in November 2013. Since April 2011, Mr. Burns has served as our Chief Financial Officer and Treasurer. Mr. Burns has 20 years of professional experience in finance, primarily in the technology and healthcare industries. From 2006 to 2010, Mr. Burns served as senior vice president and chief financial officer at AMICAS, Inc., a publicly traded image and information management solutions company. During his tenure at AMICAS, from November 2004 to May 2010, Mr. Burns led significant revenue and profit growth and culminating in a successful sale of the company. Prior to joining AMICAS, Mr. Burns worked in finance and corporate planning at NMS Communications, a public telecom equipment company in the wireless applications and infrastructure market, from November 2003 to November 2004. Previously, Mr. Burns was the director of corporate development at Demantra, Inc. and has also held senior management positions in finance, accounting and corporate development at MAPICS, Inc. and Marcam Corporation, both public software companies. Mr. Burns earned both a Bachelor of Science degree in Finance and an MBA degree from Babson College.

Stacey Stevens, 48, became the Executive Vice President of Marketing and Strategy in February 2016 and previously served as the Company’s Senior Vice President of Marketing and Strategy from June 2006 through February 2016. During the past approximately 20 years, Ms. Stevens has served in a variety of sales, business development, and marketing management positions with Philips Medical Systems, Agilent Technologies, Inc. and Hewlett Packard’s Healthcare Solutions Group (which was acquired in 2001 by Philips Medical Systems). From February 2005 until joining the Company she was Vice President, Marketing Planning at Philips Medical Systems, where she was responsible for the leadership of all global marketing planning functions for Philips’ Healthcare Business. From 2003 to January 2005, she was Vice President of Marketing for the Cardiac and Monitoring Systems Business Unit of Philips where she was responsible for all marketing and certain direct sales activities for the America’s Field Operation. Prior to that, Ms. Stevens held several key marketing management positions in the Ultrasound Business Unit of Hewlett-Packard/Agilent and Philips Medical Systems. Ms. Stevens earned a Bachelor of Arts Degree in Political Science from the University of New Hampshire, and an MBA from Boston University’s Graduate School of Management.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

For fiscal 2015, we have determined that our named executive officers are as follows:

•	Kenneth Ferry – Chief Executive Officer;

•	Kevin Burns – President, Chief Operating Officer and Chief Financial Officer; and

•	Stacey Stevens – Executive Vice President of Marketing and Strategy.

The following discussion provides an analysis of our compensation program for our named executive officers and discusses the material factors involved in our decisions regarding their compensation.

The following discussion cross-references those specific tabular and narrative disclosures that appear following this subsection where appropriate. You should read this Compensation Discussion and Analysis in conjunction with such tabular and narrative disclosures.

Role of the Compensation Committee. All compensation for our named executive officers is determined by the Compensation Committee of our Board, which is composed only of independent directors. The Compensation Committee is responsible for reviewing the performance and establishing the total compensation of our named executive officers on an annual basis. The Compensation Committee discusses compensation matters as part of regularly scheduled meetings. The Compensation Committee administers compensation plans for our named executive officers and is responsible for recommending grants of equity awards under our stock incentive plans to the Board for approval. Our Chief Executive Officer annually makes recommendations to the Compensation Committee regarding base salary, non-equity incentive plan compensation and equity awards for himself and the other named executive officers. Such recommendations are considered by the Compensation Committee; however, the Compensation Committee retains full discretion and authority over the final compensation decisions for the named executive officers. The Compensation Committee has a formal written charter which is available on our website.

The Compensation Committee has the authority to engage independent compensation consultants. The Compensation Committee has in the past, and may in the future, directly commission compensation studies from such consultants to provide benchmark and other data to be used by the Compensation Committee in determining the compensation and benefits for the named executive officers.

During 2015, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consultant, to review and benchmark executive compensation. The consultant reviewed the compensation for the named executive officers and compared their base salary, target bonus opportunity and equity participation to a peer group and survey data of comparably sized industry comparators. The Compensation Committee considered the findings of the compensation consultant in evaluating executive compensation for 2015.

Executive Compensation Philosophy and Objectives. The Compensation Committee’s executive compensation objectives are to: attract and retain highly qualified individuals with a demonstrated record of achievement; reward past performance; provide incentives for future performance; and align the interests of the named executive officers with the interests of the stockholders. In order to accomplish this we offer a competitive total compensation package that consists of: base salary; annual non-equity incentive compensation opportunities; long-term incentives in the form of equity awards; and employee benefits.

The Compensation Committee believes that compensation for the named executive officers should be based on our performance, as the performance of the named executive officers directly affects our results. Therefore, the Compensation Committee typically has developed variable compensation packages for the named executive officers that are largely based on Company financial performance. The Compensation Committee also considers our industry and geographic location norms in determining the various elements and amounts of compensation for our named executive officers.

The Compensation Committee believes that several factors are critical to our future success. These factors include the quality, appropriate skills and dedication of the named executive officers.

Compensation Structure. The Compensation Committee established in February 2015 a total targeted cash compensation amount for each named executive officer, which included base salary and non-equity incentive compensation, intended to be an incentive for the named executive officers to achieve the targeted financial results for our business and to compensate the named executive officers appropriately if they successfully achieved such performance. The elements of our executive compensation program are designed to deliver both year-to-year and long-term stockholder value increases. A portion of the executives’ compensation is at-risk, and equity based incentives vest over time which ties the executive to both our short-term and long-term success.

The Compensation Committee also considers each named executive officer’s current salary and prior-year incentive compensation along with the appropriate balance between long-term and short-term incentives.

Competitive Market Pay Information

In January 2015, the Compensation Committee engaged Pearl Meyer to assess the competitiveness of the Company’s executive compensation. Pearl Meyer determined and the Compensation Committee agreed with the following peer group companies with respect to benchmarking the executive compensation.

Bovie Medical Corporation	Simulations Plus, Inc.

Digirad Corporation	Stererotaxis Inc.

ERBA Diagnostics, Inc.	Streamline Health Solutions, Inc.

IRIDEX Corporation	SurModics, Inc.

LeMaitre Vascular, Inc.	Tandem Diabetes Care, Inc.

MGC Diagnostics Corporation	Veracyte, Inc.

Pearl Meyer reported that with respect to total cash compensation, executives were generally at the 75th percentile of the market and that all executives were plus or minus 10% of the market median.

The Compensation Committee reviewed the Pearl Meyer report and based in part on the report, approved and recommended the 2015 compensation for the executives to Board of Directors, who also approved the 2015 compensation plan.

Say-on-Pay

At our May 2014 annual meeting, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers at the May 2014 annual meeting, with 67% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs, we were mindful of the support our stockholders expressed for our pay for performance compensation philosophy. As a result, following our annual review of our executive compensation philosophy, the Compensation Committee decided to retain our general approach to executive compensation. Our executive compensation for fiscal 2015 reflects our financial and operational performance and advances our goals of recruitment and retention, and promotes both short-term and long-term performance of our executive officers.

Key Elements of 2015 Executive Compensation for the Named Executive Officers

Base Salaries. Salaries are established based on the individual responsibilities of the named executive officers in the competitive marketplace in which we operate at levels necessary to attract and retain the executive. Base salaries are reviewed annually and adjusted periodically to take into account promotions, increases in responsibility, inflation and increased experience and competitive compensation levels as recommended by the Chief Executive Officer with respect to the other named executive officers. The Company does not provide for automatic salary increases.

In fiscal year 2015, the Compensation Committee established the base salary for each of the named executive officers as follows: Mr. Ferry, $455,000; Mr. Burns, $325,000; and Ms. Stevens, $283,000. As discussed before, the Compensation Committee engaged the services of Pearl Meyer to assist the Compensation Committee in reviewing such salaries.

Non-Equity Incentive Compensation. Annually, at the beginning of each fiscal year, the Compensation Committee establishes a non-equity incentive compensation plan as a tool to incentivize the named executive officers to achieve certain Company goals for the forthcoming fiscal year. Cash payments under this plan are paid in arrears on an annual basis if the financial performance goals are met, or at the board’s discretion, taking into account various subjective factors, including individual performance evaluations with regard to our operating performance and execution on plans as presented to the Board. The Compensation Committee sets the financial objectives in the plan at levels which the Committee believes are achievable, but not assured, and such objectives are in line with both the short-term and long-term interests of the stockholders.

The 2015 non-equity incentive compensation targets were based on achieving an adjusted EBITDA goal for Mr. Ferry, Mr. Burns and Ms. Stevens. The compensation plan provided for the payment to the named executive officers of a percentage payout of the individuals’ respective base salary, which payouts can be earned upon achieving the goals established by the Compensation Committee. The Compensation Committee established an initial goal in 2015, however due to reimbursement uncertainty, the goal was revised in June 2015. The Company achieved 50% of the initial goal and 103% of the revised goal. As a result, the Compensation Committee authorized payment of 70% of the compensation target for Mr. Ferry, Mr. Burns and Ms. Stevens.

Long-Term Equity Awards. The Compensation Committee makes recommendations to the Board regarding the granting to executives of equity awards under our stock incentive plans. The Compensation Committee has the ability and flexibility under the various plans to determine from time to time the specific type of award and the terms and conditions related thereto that the Compensation Committee believes are best designed at that time to provide a strong incentive for senior management’s superior performance and continued service to us. The incentive plans provide for grants of stock options and shares of restricted stock. The Compensation Committee believes that properly structured long-term equity awards can encourage executive retention as such awards are made subject to vesting and continued employment by the recipient. Long-term equity awards may be granted to executive officers and other employees who successfully demonstrate a capacity for contributing directly to our success. The terms of these equity awards generally provide time based vesting provisions and require the recipient remain employed to obtain such awards on the vesting date(s). In the event of a stock dividend, recapitalization, reclassification, split, or a combination of shares of the Company, an appropriate adjustment shall be made by the Company, in the number, kind, and/or option price of the awarded shares to the end that the proportionate interest of the holder will be maintained as before the occurrence of such event. In the event of a merger or consolidation of the Company or other similar corporate changes, provisions may be made by the Board for the assumption or substitution of the awarded shares. Certain stock options, and/or shares of restricted stock subject to accelerated vesting that have not fully vested as of the date of a change of control, can automatically vest and become immediately exercisable, unless agreed otherwise, upon the date of the change of control according to the specific stock option plan or individual employment agreements. See the narrative description below for each of our named executive officer’s arrangements in this regard.

The Compensation Committee does not currently have a policy for the automatic awarding of equity awards to the named executive officers or our other employees. Grants are made periodically, based on individual performance, and other criteria deemed relevant by the Compensation Committee at the time awards are made. The Compensation Committee granted equity awards to the named executive officers in 2015 as noted in detail in the compensation discussion below.

Benefits. We provide group life insurance, health and dental care insurance, long-term disability insurance, 401(k) plan matching contributions and similar benefits to all employees, including the named executive officers. These benefits do not discriminate in scope, terms or operation in favor of the named executive officers.

Perquisites. We provide the named executive officers with an annual automobile allowance and, in addition, a housing allowance for Mr. Ferry, which the Compensation Committee believes is reasonable, competitive and consistent with our overall executive compensation program.

Employment and Indemnification Agreements. We have employment agreements with each of our named executive officers. Those agreements provide each named executive officer with certain benefits upon termination of employment as noted for each individual, as well as indemnification rights. Our certificate of incorporation provides that we will indemnify our directors to the fullest extent permitted by Delaware law and we have separate indemnification agreements with our directors and certain officers. We maintain directors and officers insurance coverage.

Compensation Committee Report

The Compensation Committee met with management and reviewed and discussed with management the Compensation Discussion and Analysis. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement of the Company.

The information contained in this Compensation Committee report is not “soliciting material” and has not been “filed” with the SEC. This report will not be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we may specifically incorporate it by reference into a future filing.

Compensation Committee

Dr. Elliot Sussman (Chairperson), Dr. Rachel Brem, Mr. Somu Subramaniam

Employment Contracts with Our Named Executive Officers

We have entered into the following employment agreements with our named executive officers and their compensation is determined, in part, based upon these employment agreements. See the narrative description below for each of our named executive officer’s arrangements in this regard.

Mr. Kenneth Ferry, our Chief Executive Officer. On September 25, 2012, we entered into a new employment agreement with Mr. Ferry. This agreement replaced and superseded the previous employment agreement entered into between us and Mr. Ferry in June 2008. Mr. Ferry’s employment agreement provides for his continued employment as the Company’s Chief Executive Officer for an initial term through December 31, 2016, subject to automatic one-year renewals after the expiration of the initial term under certain conditions, at an annual base salary of $400,000. The agreement also provides for his eligibility to receive, during each employment year during the term of the Agreement, a target annual incentive bonus of 55% of his base salary if the Company achieves goals and objectives determined by the Compensation Committee. Mr. Ferry is also eligible to receive such other cash bonuses and such other compensation as may from time to time be awarded to him by the Board.

Mr. Ferry is also entitled to customary benefits, including participation in employee benefit plans as well as a monthly automobile and housing allowance. Mr. Ferry’s employment agreement provides that if his employment is terminated without “cause” or if he terminates his employment for “good reason”, Mr. Ferry will receive an amount equal to his base salary then in effect for one (1) year plus the pro rata portion of any incentive bonus earned in any employment year through the date of his termination. In the event that within six months of a “change in control”, either (i) Mr. Ferry is terminated by the Company without “cause” or (ii) he terminates his agreement for “good reason”, as all such terms are defined in Mr. Ferry’s employment agreement, he will be entitled to receive his base salary then in effect for two years from the date of termination plus any incentive bonus which otherwise would have been payable to him for any employment year in which the date of his termination occurred.

Pursuant to his employment agreement, Mr. Ferry was also granted an option to purchase 200,000 shares of common stock at an exercise price of $2.27 per share, the closing sale price of the common stock on the grant date of September 25, 2012. The options vest and become exercisable in four annual installments of 50,000 shares commencing on the grant date, and expire on the ten year anniversary of the grant date. The unvested portion of the award will automatically vest if Mr. Ferry’s employment is terminated without cause or for good reason within six months of a change in control.

On February 12, 2013, the Company’s Board, upon the recommendation and approval of the Compensation Committee, increased Mr. Ferry’s annual base salary to $415,000 (effective March 1, 2013) and granted him 60,000 shares of restricted stock, under the Company’s 2012 Stock Incentive Plan. These shares of restricted stock vest in three equal annual installments and the first installment vested on February 12, 2014.

On February 10, 2014, the Company’s Board, upon the recommendation and approval of the Compensation Committee, increased Mr. Ferry’s annual base salary to $435,000 effective March 1, 2014.

On June 19, 2014, the Company’s Board, upon the recommendation and approval of the Compensation Committee granted Mr. Ferry an option to purchase 60,000 shares of common stock at an exercise price of $6.68 per share, and granted him 60,000 shares of restricted stock.

On February 5, 2015, the Company’s Board, upon the recommendation and approval of the Compensation Committee, increased Mr. Ferry’s annual base salary to $455,000 effective March 1, 2015.

On February 5, 2015, the Company’s Board, upon the recommendation and approval of the Compensation Committee granted Mr. Ferry an option to purchase 40,000 shares of common stock at an exercise price of $9.00 per share, and granted him 80,000 shares of restricted stock.

Mr. Kevin Burns, our President, Chief Operating Officer and Chief Financial Officer. On April 26, 2011, as amended on November 21, 2013 and February 5, 2015 the Company entered into an employment agreement with Mr. Burns that provides for his employment as the Company’s Executive Vice President, Chief Financial Officer and Treasurer for a term commencing on April 26, 2011 and expiring on April 30, 2014, subject to one-year renewals after the expiration of the term unless terminated by the Company or Mr. Burns upon 90 days prior written notice, at an annual base salary of $255,000. The salary is subject to increases from time to time. On November 21, 2013 the Company amended this agreement in connection with his promotion to Chief Operating Officer, and paid a one-time cash bonus of $50,000. The amended agreement provides for Mr. Burns to be eligible to receive during each year during the term of his employment agreement an annual target incentive bonus in each calendar year of an amount equal to 50% of his base salary then in effect if the Company achieves goals and objectives established by the Compensation Committee. On February 5, 2015 the Company further amended this agreement in connection with Mr. Burns’ promotion to President, and extended his benefits on a change of control, termination without cause and termination for good reason from 12 months to 18 months.

Mr. Burns is also entitled to customary benefits, including participation in employee benefit plans as well as a monthly automobile allowance. Mr. Burns’ employment agreement provides that if his employment is terminated without cause or for good reason, Mr. Burns will receive an amount equal his base salary then in effect for a period of one year from the date of termination of employment plus the pro rata portion of his incentive bonus, if any, earned in the employment year through the date of his termination as determined at the discretion of the Board. In the event that within six months of a “change in control”, either (i) Mr. Burns is terminated by the Company without “cause” or (ii) he terminates his employment agreement for “good reason” (as all such terms are defined in his employment agreement), he will be entitled to receive his base salary then in effect for the greater of the remainder of his original term of employment or eighteen months from the date of termination plus any incentive bonus which otherwise would have been payable to him for any employment year in which the date of his termination occurred.

Pursuant to his employment agreement and as an inducement to his joining the Company, on April 26, 2011 Mr. Burns was also granted Non-Qualified Stock Options outside of a shareholder approved plan to purchase 100,000 shares of common stock, with an exercise price equal to $5.60, the closing sale price of the common stock on that date. The options vest as to one third of the shares covered thereby on each of the first, second and third year anniversary of the date of grant. The options expire on April 26, 2021, subject to earlier expiration under certain conditions. The unvested portion of these options will automatically vest if Mr. Burns’ employment is terminated by the Company or by Mr. Burns for “good reason” without “cause” within six months of a “change in control” as such terms are defined in his employment agreement.

On February 12, 2013, the Board, upon the recommendation and approval of the Compensation Committee, increased Mr. Burns’ annual base salary to $280,000 (effective March 1, 2013) and granted him 30,000 shares of restricted stock under the Company’s 2012 Stock Incentive Plan. These shares of common stock vest in three equal annual installments and the first installment vested on February 12, 2014.

On February 8, 2014, the Company’s Board, upon the recommendation and approval of the Compensation Committee, and in recognition of Mr. Burns’ additional responsibility as Chief Operating Officer, increased Mr. Burns’ annual base salary to $310,000 effective March 1, 2014.

On June 19, 2014, the Company’s Board, upon the recommendation and approval of the Compensation Committee granted Mr. Burns an option to purchase 40,000 shares of common stock at an exercise price of $6.68 per share, and granted him 40,000 shares of restricted stock.

On February 5, 2015, the Company’s Board, upon the recommendation and approval of the Compensation Committee, increased Mr. Burns’ annual base salary to $325,000 effective March 1, 2015.

On February 5, 2015, the Company’s Board, upon the recommendation and approval of the Compensation Committee granted Mr. Burns an option to purchase 20,000 shares of common stock at an exercise price of $9.00 per share, and granted him 60,000 shares of restricted stock.

Ms. Stacey Stevens, our Executive Vice President of Marketing and Strategy. On June 25, 2008, we entered into a new employment agreement, effective as of June 1, 2008, with Ms. Stevens. This agreement replaced and superseded the previous employment agreement entered into between us and Ms. Stevens in June 2006. Ms. Stevens’ employment agreement provides for her employment for an initial term that ended December 31, 2011, subject to automatic one-year renewals after the expiration of the initial term under certain conditions, at an annual base salary of $200,000 with such increases as determined by the Board. Ms. Stevens is also entitled to customary benefits, including participation in employee benefit plans as well as a monthly automobile allowance. Ms. Stevens’ employment agreement also provides for her eligibility to receive, during each year during the term of the agreement, a target annual incentive bonus of 40% of her base salary if we achieve goals and objectives determined by the Board. Ms. Stevens will also be eligible to receive such other cash bonuses and such other compensation as may from time to time be awarded to her by the Board.

Ms. Stevens’ employment agreement provides that if her employment is terminated without “cause” or if she terminates her employment for “good reason,” she will receive an amount equal to her base salary then in effect for one year plus the pro rata portion of any incentive bonus earned in any employment year through the date of her termination. In the event that within six months of a “change in control”, either (i) Ms. Stevens is terminated by the Company without “cause” or (ii) she terminates her agreement for “good reason,” as all such terms are defined in her employment agreement, she will be entitled to receive her base salary then in effect for one year from the date of termination plus any incentive bonus which otherwise would have been payable to her for any employment year in which the date of her termination occurred.

On February 12, 2013, the Board, upon the recommendation and approval of the Compensation Committee, increased Ms. Stevens’ annual base salary to $255,000 (effective March 1, 2013) and granted to her 25,000 shares of restricted stock, under the Company’s 2012 Stock Incentive Plan. These shares of restricted stock vest in three equal annual installments and the first installment vested on February 12, 2014.

On February 8, 2014, the Board, upon the recommendation and approval of the Compensation Committee, increased Ms. Stevens’ annual base salary to $270,000 effective March 1, 2014.

On June 19, 2014, the Company’s Board, upon the recommendation and approval of the Compensation Committee granted Ms. Stevens an option to purchase 20,000 shares of common stock at an exercise price of $6.68 per share, and granted her 20,000 shares of restricted stock.

On February 5, 2015, the Board, upon the recommendation and approval of the Compensation Committee, increased Ms. Stevens’ annual base salary to $283,000 effective March 1, 2015.

On February 5, 2015, the Company’s Board, upon the recommendation and approval of the Compensation Committee granted Ms. Stevens an option to purchase 25,000 shares of common stock at an exercise price of $9.00 per share, and granted her 25,000 shares of restricted stock.

Summary Compensation Table

The following table sets forth summary information relating to all compensation awarded to, earned by or paid to our named executive officers for all services rendered in all capacities to us during the fiscal years noted below.

SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive Plan	All Other
				Stock	Option	Compensation	Compensation
		Salary	Bonus (1)	Awards (2)	Awards (3)	(4)	(5)	Total
Name and Principal Position	Year	$	$	$	$	$	$	$
Kenneth Ferry
Chief Executive Officer	2015	451,540	—	720,000	168,144	175,175	64,972	1,579,831
	2014	435,000	—	400,800	189,765	358,875	70,144	1,454,584
	2013	412,427	—	300,000	—	285,300	51,364	1,049,091
Kevin C. Burns
President, Chief Operating Officer, and Chief Financial Officer	2015	322,400	—	540,000	84,072	113,750	31,920	1,092,142
	2014	310,000	—	267,200	126,510	232,500	33,287	969,497
	2013	278,580	50,000	150,000	—	175,000	29,696	683,276
Stacey Stevens
Executive Vice President of Marketing and Strategy	2015	280,750	—	225,000	105,090	79,240	26,412	716,492
	2014	270,000	—	133,600	63,255	162,000	28,331	657,186
	2013	253,580	—	125,000	—	127,500	29,862	535,942

(1)	Represents the bonus awarded in connection with Mr. Burns’ promotion to Chief Operating Officer in 2013.

(2)	The amounts included in the “Stock Awards” column represent the grant date fair value of the restricted stock awards granted to the named executive officers, computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 5 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(3)	The amounts included in the “Option Awards” column represent the grant date fair value of the stock option awards granted to the named executive officers, computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 5 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(4)	For fiscal 2015, the 2015 performance target for Messrs. Ferry and Burns , and Ms. Stevens was initially the Company’s achievement of the adjusted EBITDA goal of $9.9 million, as established by the Compensation Committee and approved by the Board. In June 2015, the Compensation Committee and the Board approved a revised adjusted EBITDA goal of $4.1 to reflect the reimbursement uncertainty. The Company’s actual adjusted EBITDA was $3.9 million. As a result, the Compensation Committee approved a cash incentive bonus of 70% of the respective executive’s target. For the year ended December 31, 2015, Messrs. Ferry and Burns and Ms. Stevens received performance-based cash incentive bonuses of $175,175, $113,750, and $79,240, respectively, pursuant to their employment agreements. For a reconciliation of adjusted EBITDA, please see the Company’s earnings release for the year ended December 31, 2015 filed on Form 8-K on March 2, 2015.
(5)	The “All Other Compensation” column for the fiscal year ended December 31, 2015 includes the following compensation items: (i) for Mr. Ferry, an automobile allowance of $26,400, a housing allowance of $25,200, $2,772 of life insurance premiums paid by the Company, and $10,600 in employer contributions to the 401(k) Retirement Plan; (ii) for Mr. Burns, an automobile allowance of $21,600 and $10,320 in employer contributions to the 401(k) Retirement Plan; and (iii) for Ms. Stevens, an automobile allowance of $21,600 and $4,812 in employer contributions to the 401(k) Retirement Plan.

Grants of Plan-Based Awards in Fiscal Year Ended December 31, 2015

The following table sets forth information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2015.

Name	Grant Date	Exercise Price	Threshold ($)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	Maximum ($)	All Other Stock Awards: Number of Shares (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards(2)
Kenneth Ferry	2/5/2015	$9.00		$250,250		80,000	—	$720,000
	2/5/2015	9.00				—	40,000	$168,144
Kevin C. Burns	2/5/2015	9.00		162,500		60,000	—	540,000
	2/5/2015	9.00				—	20,000	84,072
Stacey Stevens	2/5/2015	9.00		113,200		25,000	—	225,000
	2/5/2015	9.00				—	25,000	105,090

(1)

For fiscal 2015, the 2015 performance target for Messrs. Ferry and Burns , and Ms. Stevens was initially the Company’s achievement of the adjusted EBITDA goal of $9.9 million, as established by the Compensation Committee and approved by the Board. In June 2015, the Compensation Committee and the Board approved a revised adjusted EBITDA goal of $4.1 to reflect the reimbursement uncertainty. The

Company’s actual adjusted EBITDA was $3.9 million. The Company’s actual results were at 41% of the initial goal and 95% of the revised adjusted EBITDA goal as established by the Compensation Committee. As a result, the Compensation Committee approved a cash incentive bonus of 70% of the respective executives. For the year ended December 31, 2015, Messrs. Ferry and Burns and Ms. Stevens received performance-based cash incentive bonuses of $175,175, $113,750, and $79,240, respectively, pursuant to their employment agreements, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)	Represents the grant date fair value computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 5 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The grant date fair value for the performance-based restricted stock awards was calculated based upon the aggregate compensation cost to be recognized over the service period determined under ASC Topic 718, excluding the effect of estimated forfeitures.

Outstanding Equity Awards at December 31, 2015

The following table sets forth information regarding unexercised options and unvested stock awards outstanding at December 31, 2015 for each of our named executive officers.

	Option Awards					Stock Awards
						Number of
	Number of Securities	Number of Securities				Shares of	Market Value
						Restricted	of Shares or
	Underlying	Underlying				Stock That	Units of Stock
	Unexercised	Unexercised				Have Not	That Have Not
	Options (#)	Options (#)		Option Exercise	Option	Vested	Vested
Name	Exercisable	Unexercisable		Price ($)	Expiration Date	(#) (3)	($) (4)
Kenneth Ferry	60,000	—		5.75	3/29/2021	20,000	103,400
	60,000	—		5.10	7/8/2021	40,000	206,800
	40,000	—		2.90	2/7/2022	80,000	413,600
	200,000	—		2.27	9/25/2022
	20,000	40,000	(1)	6.68	6/19/2024
	—	40,000	(2)	9.00	2/5/2025
Kevin Burns	100,000	—		5.60	4/26/2021	10,000	51,700
	8,333	—		2.90	2/7/2022	26,666	137,863
	33,333	—		2.27	9/25/2022	60,000	310,200
	13,334	26,666	(1)	6.68	6/19/2024
	—	20,000	(2)	9.00	2/5/2025
Stacey Stevens	10,000	—		5.10	7/8/2021	8,333	43,082
	6,667			2.90	2/7/2022	13,333	68,932
	40,000	—		2.27	9/25/2022	25,000	129,250
	6,667	13,333	(1)	6.68	6/19/2024
		25,000	(2)	9.00	2/5/2025

(1)	This option vests in three equal annual installments with the first installment vesting on June 19, 2015.
(2)	This option vests in three equal annual installments with the first installment vesting on February 5, 2016.
(3)	Represents outstanding and unvested awards of time-vested restricted stock at December 31, 2015. All unvested restricted stock awards set forth in this column vest in three equal annual installments with the first installment vesting on the first anniversary of the date of grant.
(4)	Calculated by multiplying the closing price per share of the Company’s Common Stock on December 31, 2015, $5.17, by the number of shares subject to the award.

Option Exercises and Stock Vested in Fiscal Year Ended December 31, 2015

The following table provides information about the value realized by the named executive officers upon the exercise of option awards and the vesting of stock awards during the fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kenneth Ferry	—	$—	20,000	$203,800
	—	—	20,000	74,000
Kevin Burns	—	—	10,000	101,900
	—	—	13,334	49,336
Stacey Stevens	10,000	48,800	8,333	84,913
	17,298	73,171	6,667	24,668

(1)	The value realized is calculated by determining the difference between the market price of the underlying Common Stock at exercise and the exercise price of the option awards. On February 10, 2015, Ms. Stevens acquired 10,000 and 17,298 shares of Common Stock upon the exercise of an option award with an exercise prices of $5.10 and $5.75 per share. The market price of our Common Stock on 2/10/15 was $9.98 per share.
(2)	The value realized on the vesting of stock awards is calculated by multiplying the number of shares of Common Stock vested by the market value of the Common Stock on the vesting date. On 2/11/15, Mr. Ferry, Mr. Burns and Ms. Stevens acquired 20,000, 10,000 and 8,333 shares, respectively of Common Stock on the vesting of a stock award at a market price of $10.19 per share. On 6/19/15, Mr. Ferry, Mr. Burns and Ms. Stevens acquired 20,000, 13,334 and 6,667 shares, respectively of Common Stock on the vesting of a stock award at a market price of $3.70 per share.

Potential Payments upon Termination or Change in Control

In the event a named executive officers’ employment is terminated within six months (for Mr. Ferry or Mr. Burns) or three months (for Ms. Stevens) following a change in control by us without cause (for all named executive officers) or by the executive for good reason (for Mr. Ferry and Mr. Burns), then we will pay to the executive as severance pay and as liquidated damages an amount equal to (a) his or her base salary as then in effect for a period of two years (for Mr. Ferry), eighteen months (for Mr. Burns) or one year (for Ms. Stevens), as applicable from the date of termination plus (b) an amount equal to the incentive bonus which would otherwise been payable for the employment year in which the date of termination occurs; however, if any such severance payment, either alone or together with other payments or benefits, either cash or non-cash, that the named executive officer has the right to receive from us, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to the executive under any plan for the benefit of employees, which would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986 (the “Code”)), then such severance payment or other benefit will be reduced to the largest amount that will not result in receipt by the executive of a parachute payment. The base salary payments are payable at our discretion either (1) in equal installments over the applicable 24 month, 18 month or 12 month period following the date of termination or (2) a lump sum cash payment equal to the present value of the payment otherwise due.

If within six months (for Mr. Ferry and Mr. Burns) or three months (for Ms. Stevens) after the occurrence of a change in control, we terminate the executive’s employment without cause (for all named executive officers) or the executive terminates his or her employment for good reason (for Mr. Ferry and Mr. Burns), then despite the vesting and exercisability schedule contained in any stock option agreement or other equity award agreement between us and the executive, all unvested stock options and other equity awards will immediately vest and become exercisable and will remain exercisable for not less than 180 days.

The receipt of the payments and benefits to the named executive officers under their employment agreements are generally conditioned upon their complying with customary non-solicitation, non-competition, confidentiality, non-interference and non-disparagement provisions. By the terms of such agreements, the executives acknowledge that a breach of some or all of the covenants described in their employment will entitle us to injunctive relief restraining the commission or continuance of any such breach, in addition to any other available remedies.

Additionally, Messrs. Ferry and Burns, as well as Ms. Stevens, entered into Change of Control Bonus Agreements in October 2015. The Agreements provided that upon a Change of Control of the Company, the executive will be entitled to a cash bonus. A change of control for this purpose means the sale of all or substantially all of the assets of the Company or the acquisition of more than 50% of the outstanding equity or ownership interests by any one person or group of persons. The amount of the bonus will be based upon the product of (i) the number of shares of the Company’s outstanding equity interest as of the closing of the transaction resulting in a change of control multiplied by (ii) the price of one such interest as of such closing as reported on the principal stock exchange on which such equity interests are traded. If such amount is greater than $100 million, but does not exceed $150 million, the Company will pay Mr. Ferry 1.25% of such amount; Mr. Burns 1.00% of such amount; and Ms. Stevens 0.50% of such amount. In the event such amount exceeds $150 million, the Company will pay Mr. Ferry 1.75% of such amount; Mr. Burns 1.50% of such amount and Ms. Stevens 0.75% of such amount. Such agreements will terminate upon the earliest of (a) payment of bonuses due to a change of control; (b) the executive’s termination of employment prior to a change of control; or (c) by mutual agreement of the Company and the executive. No benefits will be paid for such bonus if the executive incurs a separation from service with the Company for any reason, not including military leave, sick leave, vacation or other bona fide leave of absence, at any time prior to a change of control. The agreements also amend the language of each executive’s employment agreements related to Section 280G of the Internal Revenue Code. The agreements provide that the Company shall pay the executive the greater of (i) all of the payments and benefits payable under the Change of Control Bonus Agreement and all other agreements between the Company and the executive as a result of a change in ownership or control or (ii) one dollar less than the amount of such payments and benefits that would subject the executive to the tax imposed by Section 4999 of the Code, whichever gives the executive the highest net after-tax amount.

The following table quantifies the estimated maximum amount of payments and benefits under our employment agreements and agreements relating to awards granted under our equity incentive and stock option plans to which the named executive officers would be entitled upon termination of employment if we terminated their employment without cause within six months (for Mr. Ferry and Mr. Burns) or three months (for Ms. Stevens) following a “change in control” of us that (by assumption) occurred on December 31, 2015

Name	Present Value of Salary ($)	Value of Accelerated Vesting of Equity Awards (1) ($)	Total Termination Benefits ($)
Kenneth Ferry	904,192	112,251	1,016,443
Kevin Burns	485,175	76,700	561,875
Stacey Stevens	282,107	41,010	323,117

(1)	This amount represents the unrealized value of the unvested portion of the respective named executive officer’s stock options based upon a closing price of $5.17 of our common stock on December 31, 2015 and calculated in accordance with Section 280G of the Code and related regulations.

Risk Assessment in Compensation Policies and Practices for Employees

The Compensation Committee reviewed the elements of our compensation policies and practices for all of our employees, including our named executive officers, in order to evaluate whether risks that may arise from such compensation policies and practices are reasonably likely to have a material adverse effect on our Company. The Compensation Committee concluded that the following features of our compensation programs guard against excessive risk-taking:

•	compensation programs provide a balanced mix of short-term and longer-term incentives;

•	base salaries are consistent with employees’ duties and responsibilities;

•	cash incentive awards are capped by the Compensation Committee;

•	cash incentive awards are tied mostly to corporate performance goals, rather than individual performance goals; and

•	vesting periods for equity awards encourage executives to focus on sustained stock price appreciation.

The Compensation Committee believes that, for all of our employees, including our named executive officers, our compensation programs do not lead to excessive risk-taking and instead encourage behavior that supports sustainable value creation. We believe that risks that may arise from our compensation policies and practices for our employees, including our named executive officers, are not reasonably likely to have a material adverse effect on our Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Dr. Sussman (Chairperson), Dr. Brem and Mr. Subramaniam during the fiscal year ended December 31, 2015. No person who served as a member of the Compensation Committee during the fiscal year ended December 31, 2015 was a current or former officer or employee of the Company or engaged in certain transactions with the Company required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during the fiscal year ended December 31, 2015, which generally means that no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the Record Date by (i) each person who is known to us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our named executive officers, (iii) each of our directors and director nominees; and (iv) all current executive officers and directors as a group. Unless otherwise indicated below, the address of each beneficial owner is c/o iCAD, Inc. 98 Spit Brook Road, Suite 100, Nashua, New Hampshire 03062.

Title of Class	Name of Beneficial Owner	Beneficially Owned (1) (2)		Percentage of Class
Common	Dr. Lawrence Howard	632,671	(3)	4.0%
Common	Kenneth Ferry	509,136	(4)	3.1%
Common	Dr. Rachel Brem	43,148	(5)	*
Common	Anthony Ecock	25,400	(6)	*
Common	Dr. Robert Goodman	10,583	(7)	*
Common	Steven Rappaport	89,916	(8)	*
Common	Andrew Sassine	1,243,416	(9)	7.8%
Common	Somu Subramaniam	142,748	(10)	*
Common	Dr. Elliot Sussman	129,220	(11)	*
Common	Kevin Burns	252,067	(12)	1.6%
Common	Stacey Stevens	112,732	(13)	*
Common	RMB Capital Holdings, LLC	935,037	(14)	5.9%
Common	All current executive officers and directors as a group (11 persons)	3,191,036	(15)	19.1%

* Less than one percent

(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 30, 2016, upon (i) the exercise of options; (ii) vesting of restricted stock; (iii) warrants or rights; (iv) through the conversion of a security; (v) pursuant to the power to revoke a trust, discretionary account or similar arrangement; or (vi) pursuant to the automatic termination of a trust, discretionary account or similar arrangement. Each beneficial owner’s percentage ownership is determined by assuming that the options or other rights to acquire beneficial ownership as described above, that are held by such person (but not those held by any other person) and which are exercisable within 60 days from March 30, 2016, have been exercised.
(2)	Unless otherwise noted, we believe that the persons referred to in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them.
(3)	Includes exercisable options to purchase 26,150 shares of common stock. Also includes (i) 453,621 shares of common stock held by Dr. Howard, (ii) 2,300 shares beneficially owned by Dr. Howard’s wife and (iii) 150,600 shares beneficially owned by Dr. Howard’s children.
(4)	Includes exercisable options to purchase 380,000 shares of common stock. Also includes 129,136 shares of common stock held by Mr. Ferry.

(5)	Includes exercisable options to purchase 30,346 shares of common stock. Also includes 12,802 shares of common stock held by Dr. Brem.
(6)	Includes exercisable options to purchase 18,900 shares of common stock. Also includes 6,500 shares of common stock held by Mr. Ecock.
(7)	Includes exercisable options to purchase 8,583 shares of common stock. Also includes 2,000 shares of common stock held by Dr. Goodman.
(8)	Includes exercisable options to purchase 29,733 shares of common stock. Also includes 60,183 shares of common stock held by Mr. Rappaport.
(9)	Includes 1,234,416 shares of common stock held by Mr. Sassine.
(10)	Includes exercisable options to purchase 18,150 shares of common stock. Also includes 124,598 shares of common stock held by Mr. Subramanian.
(11)	Includes exercisable options to purchase 67,379 shares of common stock. Also includes 61,841 shares of common stock held by Dr. Sussman.
(12)	Includes exercisable options to purchase 155,000 shares of common stock. Also includes 97,067 shares of common stock held by Mr. Burns.
(13)	Includes exercisable options to purchase 63,334 shares of common stock Also includes 49,398 shares of common stock held by Ms. Stevens.
(14)	Based solely on a Schedule 13G filed on February 1, 2016 by RMB Capital Holdings, LLC, RMB Capital Management, LLC and Iron Road Capital Partners, LLC. These three parties share voting power and dispositive power over 935,037 shares of common stock. The address of RMB Capital Holdings, LLC is 115 S. LaSalle Street, 34th Floor, Chicago, Illinois, 60603.
(15)	Represents: (i) options to purchase 797,575 shares of common stock, which may be exercised within 60 days of the Record Date; (ii) 277,166 shares of unvested restricted stock as to which the beneficial owner has the right to vote and receive dividends, if any are paid.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

We have adopted written policies and procedures regarding related person transactions. Our policy intends to cover any transaction described under Item 404(a) of Regulation S-K. Our Audit Committee is responsible for reviewing and approving all related-persons transactions pursuant to the Audit Committee Charter, which has been adopted by the Board. A related person is any executive officer, director, nominee for director or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. The Audit Committee reviews and approves all related person transactions without regard to the thresholds established for disclosure under Item 404(a) of Regulation S-K. The Chairperson of the Audit Committee can be reached by sending a letter to Chairperson of the Audit Committee, Confidential – Conduct of Business Affairs at: iCAD, Inc., 98 Spit Brook Road, Suite 100, Nashua, NH 03062.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for the financial statements and the reporting process, including the internal control over financial reporting. The Company’s independent registered public accounting firm, BDO USA, LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles. The Audit Committee monitors these processes. The Audit Committee has reviewed and discussed the audited financial statements with management and management’s evaluations of the Company’s system of internal control over financial reporting contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

As required by the standards of the Public Company Accounting Oversight Board (“PCAOB”), the Audit Committee has discussed with BDO USA, LLP (i) the matters specified in Auditing Standard No. 16, “Communications with Audit Committees,” and (ii) the independence of BDO USA, LLP from the Company and management. BDO USA, LLP has provided the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements and management’s report on internal control over financial reporting in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on March 11, 2016.

The information contained in this Audit Committee report is not “soliciting material” and has not been “filed” with the SEC. This report will not be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we may specifically incorporate it by reference into a future filing.

Audit Committee

Steven Rappaport (Chairperson), Anthony Ecock, Dr. Elliot Sussman

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aggregate fees for professional services rendered for the Company by BDO, its independent registered public accounting firm, as of or for the fiscal years ended December 31, 2015 and 2014 were:

	Fiscal Year Ended
Services Rendered (1)	December 31, 2015	December 31, 2014
Audit Fees	$353,325	$441,466
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$353,325	$441,466

1)	The aggregate fees included in Audit Fees are fees billed for the fiscal years. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Audit Fees. Audit fees for the fiscal years ended December 31, 2015 and 2014 were for professional services rendered for the audits of our financial statements, and for the 2014 audit of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, quarterly reviews, issuance of consents, and assistance with review of documents filed with the SEC.

Audit-Related Fees. There were no amounts paid to BDO for audit related fees for the fiscal years ended December 31, 2015 and 2014 because no audit related services were provided by BDO.

Tax and all Other Fees. No tax fees or other fees were paid to BDO for the fiscal years ended December 31, 2015 and 2014 because no tax related or other services were provided by BDO, except for the audit services described above.

The Audit Committee has considered and determined that the services provided by BDO are compatible with BDO maintaining its independence.

Pre-Approval Policies and Procedures

The Audit Committee Charter provides that one of the Audit Committee’s responsibilities is pre-approval of all audit, audit related, tax services and other services performed by our independent registered public accounting firm. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee pre-approves proposed services and fee estimates for these services. The Audit Committee chairperson or his or her designee has been designated by the Audit Committee to pre-approve any services arising during the year that were not pre-approved by the Audit Committee. Services pre-approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee pre-approved all of the audit services provided by BDO to us during the fiscal years ended December 31, 2015 and 2014.

PROPOSAL II

TO APPROVE 2016 STOCK INCENTIVE PLAN

The Board believes that stock options and other stock-based incentive awards can play an important role in the success of the Company by aligning the interest of the employees, officers, non-employee directors and other key persons of the Company and its subsidiaries upon whose judgment, initiative and efforts we largely depend for the successful conduct of our business with the interests of the Company and its stockholders. Our Board anticipates that providing these people with awards under the 2016 Plan will assure a closer identification of the interests of these individuals with those of the Company and its stockholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with the Company.

As of March 30, 2016, the Board adopted, subject to stockholder approval, the 2016 Plan. The 2016 Plan is designed to enhance the flexibility to grant equity awards to our officers, employees, non-employee directors and other key persons and to ensure that we can continue to grant equity awards to eligible recipients at levels determined to be appropriate by the Board and the Compensation Committee. A copy of the 2016 Plan is attached as Appendix A to this proxy statement and is incorporated herein by reference.

As of March 30, 2016, there were stock options to acquire 1,563,165 shares of common stock outstanding under our equity compensation plans, with a weighted average exercise price of $5.03 and a weighted average remaining term of 6.6 years. In addition, as of March 30, 2016, there were 696,079 unvested full value awards with time-based vesting under our equity compensation plans. Other than the foregoing, no awards under our equity compensation plans were outstanding as of March 30, 2016.

Summary of Material Features

The material features of the 2016 Plan are:

•	The maximum number of shares of common stock available for awards under the 2016 Plan is 1,700,000 shares;

•	The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, performance shares, dividend equivalent rights and cash-based awards is permitted; No more than five percent (5%) of the shares reserved may be granted under the 2016 Plan pursuant to unrestricted stock awards;

•	Shares tendered or held back for taxes or to pay the exercise price with respect to an award will not be added back to the reserved pool under the 2016 Plan. Upon the exercise of a stock appreciation right that is settled in shares of common stock, the full number of shares underlying the award will be charged to the reserved pool. Additionally, shares we reacquire on the open market will not be added to the reserved pool;

•	Stock options and stock appreciation rights will not be repriced in any manner without stockholder approval;

•	No more than 50,000 shares subject to awards may be awarded to our non-employee directors in any calendar year period, no more than 1,000,000 shares subject to stock options or stock appreciation rights may be granted to any individual grantee in any calendar year period;

•	Any material amendment to the 2016 Plan is subject to approval by our stockholders; and

•	The term of the 2016 Plan will expire on May 4, 2026, ten years from the date of the Annual Meeting.

Based solely on the closing price of our common stock of $5.14 per share as reported by the NASDAQ Capital Market on March 30, 2016 and the maximum number of shares that would have been available for awards as of such date under the 2016 Plan, the maximum aggregate market value of the common stock that could potentially be issued under the 2016 Plan is approximately $8.738 million. The shares we issue under the 2016 Plan will be authorized but unissued shares or shares of common stock that we reacquire. The shares of common stock underlying any awards that are forfeited, canceled or otherwise terminated, other than by exercise, under the 2016 Plan will be added back to the shares of common stock available for issuance under the 2016 Plan. Shares tendered or held back upon exercise of a stock option or settlement of an award under the 2016 Plan to cover the exercise price or tax withholding and shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise thereof, will not be added back to the shares of common stock available for issuance under the 2016 Plan.

Qualified Performance-Based Compensation under Code Section 162(m)

To ensure that certain awards granted under the 2016 Plan to “Covered Employees” (as defined in the Code) qualify as “performance-based compensation” under Section 162(m) of the Code, the 2016 Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: (1) total stockholder return; (2) earnings before interest, taxes, depreciation and amortization; (3) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (4) adjusted earnings (loss) before interest, taxes, depreciation and amortization, stock-based compensation expense, merger and acquisition expense, net intellectual property litigation expense, and restructuring expense (adjusted EBITDA); (5) changes in the market price of the common stock; (6) economic value-added; (7) funds from operations or similar measure; (8) sales or revenue; (9) acquisitions or strategic transactions; (10) operating income (loss); (11) cash flow (including, but not limited to, operating cash flow and free cash flow); (12) return on capital, assets, equity, or investment; (13) return on sales; (14) gross or net profit levels; (15) productivity; (16) expense; (17) margins; (18) operating efficiency; (19) customer satisfaction; (20) working capital; (21) earnings (loss) per share of common stock; (22) sales or market shares; and (23) number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group, and which may be applied to the Company as a whole or to a unit, division, group or subsidiary. With respect to an award granted to a “covered employee,” the Compensation Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 1,000,000 shares of common stock for any performance cycle and options or stock appreciation rights with respect to no more than 1,000,000 shares of common stock may be granted to any one individual during any calendar year period. If a performance-based award is payable in cash, it cannot exceed $2.5 million for any performance cycle.

Rationale for Adoption of the 2016 Plan

We previously adopted the 2007 Stock Incentive Plan, as amended (the “2007 Plan”), and the 2012 Stock Incentive Plan, as amended (the “2012 Plan”). The 2012 Plan is scheduled to expire in 2022. As of March 30, 2016, only 29,944 and 20,458 shares were available for issuance under the 2007 Plan and the 2012 Plan, respectively. Accordingly, the 2016 Plan is critical to our ongoing effort to build stockholder value. Equity incentive awards are an important component of our executive and non-executive employees’ compensation. Our Compensation Committee and the Board believe that we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success.

We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize stockholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward and retain our employees. Our compensation philosophy reflects eligibility for equity incentive awards for high performing employees. By doing so, we link the interests of those employees with those of our stockholders and motivate our employees to act as owners of the business.

If the 2016 Plan is approved by stockholders, we will have approximately 1,750,402 shares available for grant after the Annual Meeting, which is based on 29,944 and 20,458 shares available for grant under the 2007 Plan and the 2012 Plan, respectively, and 1,700,000 shares subject to this proposal. Our Compensation Committee determined the size of reserved pool under the 2016 Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable.

Summary of the 2016 Plan

The following description of certain features of the 2016 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2016 Plan, which is attached hereto as Appendix A.

Plan Administration. The 2016 Plan will be administered by the Compensation Committee. The Compensation Committee will have the full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2016 Plan. The Compensation Committee may delegate to our Chief Executive Officer, or a committee comprised of the Chief Executive Officer and another officer or officers of iCAD, the authority to grant equity awards to employees who are not “executive officers” (as defined in the Exchange Act) and who are not “officers” (as defined in Rule 16a-1 under the Exchange Act), subject to certain limitations and guidelines.

Eligibility. Persons eligible to participate in the 2016 Plan will be those full or part-time officers, employees, non-employee directors and other key persons (including consultants) of the Company and its subsidiaries as selected from time to time by the Compensation Committee in its discretion. As of March 30, 2016, approximately 114 individuals are currently eligible to participate in the 2016 Plan, which includes three executive officers, 103 employees who are not executive officers, and eight non-employee directors.

Plan Limits. Stock options or stock appreciation rights with respect to no more than 1,000,000 shares may be granted to any one individual during any one calendar year period and no more than 50,000 shares may be issued pursuant to awards to non-employee directors in any calendar year period. No more than 1,000,000 shares of common stock may be issued in the form of incentive stock options.

Effect of Awards. For purposes of determining the number of shares of common stock available for issuance under the 2016 Plan, the grant of any “full value” award, such as a restricted stock award, restricted stock unit, unrestricted stock award or performance share will be counted as one share for each share of common stock actually subject to the award. The grant of any stock option or stock appreciation right will be counted for this purpose as one share for each share of common stock actually subject to the award.

Stock Options. The 2016 Plan permits the granting of (i) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code; and (ii) options that do not so qualify. Options granted under the 2016 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be the closing price of the shares of common stock on the NASDAQ Capital Market on the grant date. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee under certain circumstances.

Upon exercise of options, the option exercise price must be paid in full by one of the following methods except to the extent provided in the option award certificate: (i) in cash or by certified or bank check or other instrument acceptable to the Compensation Committee; (ii) by delivery (or attestation to the ownership) of shares of common stock that are not then subject to restrictions under any Company plan; (iii) by delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check; or (iv) with respect to non-qualified options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares issuable upon exercise by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year. No more than 1,000,000 shares may be issued in the form of incentive stock options under the 2016 Plan.

Stock Appreciation Rights. The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock or cash equal to the value of the appreciation in the stock price over the base amount. The base amount may not be less than the fair market value of the common stock on the date of grant. The maximum term of a stock appreciation right is ten years.

Restricted Stock and Restricted Stock Units. The Compensation Committee may award shares of common stock and restricted stock units to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with us through a specified restricted period. Restricted stock units are ultimately payable in the form of shares of common stock. During the vesting period, restricted stock awards and restricted stock units may be credited with dividend equivalent rights (but dividend equivalents payable with respect to restricted stock awards and restricted stock units with vesting tied to the attainment of performance criteria shall not be paid unless and until such performance conditions are attained).

Unrestricted Stock Awards. The Compensation Committee may also grant shares of common stock that are free from any restrictions under the 2016 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant. No more than five percent (5%) of the shares reserved may be granted under the 2016 Plan pursuant to unrestricted stock awards;

Performance Share Awards. The Compensation Committee may grant performance share awards to any participant that entitle the recipient to receive shares of common stock upon the achievement of certain performance goals (as summarized above) and such other conditions as the Compensation Committee shall determine. These awards will have a vesting period of at least one year.

Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock.

Cash-Based Awards. The Compensation Committee may grant cash bonuses under the 2016 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals (as summarized above).

Change of Control Provisions. The 2016 Plan provides that, upon the effectiveness of a “sale event,” as defined in the 2016 Plan, the parties to the sale event may cause the assumption or continuation of awards, or the substitution of such awards with new awards of the successor entity or parent thereof. To the extent that the parties to the sale event do not provide for the assumption, continuation or substitution of awards, all awards under the 2016 Plan shall terminate upon the effective time of the sale event. In the event of such termination, (i) the Company may make or provide for a per share cash payment to participants holding awards equal to the difference between the per share cash consideration in the sale event and the exercise price of such awards, if any, or (ii) each participant shall be permitted, within a specified period of time prior to the consummation of the sale event, to exercise all outstanding stock options and stock appreciation rights (to the extent then exercisable) held by such participant, but, in such case, the Board shall first accelerate the exercisability of such stock options and stock appreciation rights.

Adjustments for Stock Dividends, Stock Splits, Etc. The 2016 Plan permits the Compensation Committee to make appropriate adjustments to the number of shares of common stock that are subject to the 2016 Plan, to certain limits in the 2016 Plan, and to any outstanding awards to reflect stock dividends, stock splits, recapitalizations and similar events.

Tax Withholding. Participants in the 2016 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The Compensation Committee may permit the minimum tax withholding obligations to be satisfied by allowing a participant to authorize us to withhold from shares of common stock to be issued pursuant to any award a number of shares with an aggregate fair market value (as of the date the withholding is effected) that would satisfy the withholding amount due. The Compensation Committee may also require that awards be subject to mandatory share withholding up to the required withholding amount.

No Repricing. Except in connection with a material change in our capital stock or a sale event, the 2016 Plan prohibits the repricing of stock options or stock appreciation rights through the reduction of the exercise price, or through cancellation and regrant, or through cancellation in exchange for cash, without stockholder approval.

Amendments and Termination. The Board may at any time amend or discontinue the 2016 Plan. However, no such action may materially adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under NASDAQ rules, any amendments that materially change the terms of the 2016 Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2016 Plan qualifies as performance-based compensation under Section 162(m) of the Code.

Effective Date of the 2016 Plan. The Board adopted the 2016 Plan as of March 30, 2016. The 2016 Plan will become effective on the date it is approved by stockholders. Awards of incentive options may be granted under the 2016 Plan until May 4, 2026, ten years from the date of stockholder approval. All other awards may be granted under the 2016 Plan until the date that is ten years from the date of stockholder approval.

Plan Benefits

Because the grant of awards under the 2016 Plan is within the discretion of the Compensation Committee, we cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the 2016 Plan.

Tax Aspects under the Code

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the 2016 Plan. It does not describe all federal tax consequences under the 2016 Plan, nor does it describe foreign, state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then, (i) upon the sale of such shares, any amount realized in excess of the exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above, which is referred to as a “disqualifying disposition,” generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the exercise price thereof, and (ii) we will be entitled to deduct such amount for federal income tax purposes. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee may also be subject to Social Security and Medicare taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. We will generally be entitled to a tax deduction in connection with an award under the 2016 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize that tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible by us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, our deduction for certain awards under the 2016 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table (other than the Principal Financial Officer) receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2016 Plan is structured to allow certain awards to qualify as performance-based compensation.

Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2015.

Plan Category:	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:	1,471,998	$5.01	71,530
Equity compensation plans not approved by security holders (1):	100,000	$5.60	-0-
Total	1,571,998	$5.05	71,530

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2016 STOCK INCENTIVE PLAN.

PROPOSAL III

TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

In keeping with the preference expressed by our stockholders at our 2013 annual meeting, our Board has adopted a policy of holding say-on-pay votes every year.

In accordance with Section 14A of the Exchange Act, the Company is asking its stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement. Accordingly, the following advisory resolution is submitted for stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders of iCAD, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables regarding named executive officer compensation and the narrative disclosures that accompany the compensation tables.

Although the “say-on-pay” vote is non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our named executive officer compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL IV

TO RATIFY THE

APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016

BDO has audited and reported upon the financial statements of the Company for the fiscal year ended December 31, 2015. The Audit Committee of the Board has re-appointed BDO as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2016, and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the Audit Committee Charter, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of BDO for ratification by stockholders as a matter of good corporate practice.

The Audit Committee reserves the right, even after ratification by stockholders, to change the appointment of BDO as its independent registered public accounting firm, at any time during the 2016 fiscal year, if it deems such change to be in the best interests of the Company and our stockholders. If the stockholders do not ratify the selection of BDO, the Audit Committee will review the Company’s relationship with BDO and take such action as it deems appropriate, which may include continuing to retain BDO as the Company’s independent registered public accounting firm.

A representative of BDO is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Stockholders who wish to present proposals appropriate for consideration at our annual meeting of stockholders to be held in the year 2017 must submit a notice containing the proposal in proper form consistent with our By-Laws, addressed to the attention of our Corporate Secretary at our address set forth on the first page of this proxy statement and in accordance with applicable regulations under Rule 14a-8 of the Exchange Act, received by us no later than December 9, 2016 in order for the proposal to be considered for inclusion in our proxy statement and form of proxy relating to such annual meeting. If a stockholder submits a proposal after December 9, 2016 deadline required under Rule 14a-8 of the Exchange Act but still wishes to present the proposal at our annual meeting of stockholders (but not in our proxy statement) to be held in 2017, the proposal, which must be presented in a manner consistent with our By-Laws and applicable law, must be submitted to our Corporate Secretary in proper form at the address set forth above so that it is received by our Corporate Secretary not less than 50 nor more than 75 days prior to the meeting unless less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case, no less than the close of business on the tenth day following the earlier of the date on which the notice of the date of the meeting was mailed or other public disclosure of the date of the meeting was made. Any such notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a description of each item of business proposed to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and record address of the stockholder proposing to bring such item of business before the meeting; (iii) the class or series and number of shares of our stock which are held of record or owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date then shall have been made publicly available) and as of the date of such notice; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; (v) a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting, and (vi) all other information which would be required to be included in a proxy statement filed with the SEC if, with respect to any such item of business, such stockholder were a participant in a solicitation subject to Section 14 of the Exchange Act.

We did not receive notice of any proposed matter to be submitted by stockholders for a vote at this Annual Meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our Board and received in respect of this Annual Meeting will be voted in the discretion of our management on such other matter which may properly come before the Annual Meeting.

OTHER INFORMATION

Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by the Company.

Although it is not anticipated, we reserve the right to retain a professional firm of proxy solicitors to assist in solicitation of proxies. We estimate that we would be required to pay such firm fees ranging from $7,500 to $15,000 plus out-of-pocket expenses.

A COPY OF THE COMPANY’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015 IS BEING FURNISHED HEREWITH TO EACH STOCKHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON MARCH 30, 2016. COPIES OF OUR ANNUAL REPORT ON FORM 10-K, AND ANY AMENDMENTS TO THE FORM 10-K, WITHOUT EXHIBITS, WILL BE PROVIDED UPON WRITTEN REQUEST. EXHIBITS TO THE FORM 10-K WILL BE PROVIDED FOR A NOMINAL CHARGE. A WRITTEN REQUEST FOR THE FORM 10-K SHOULD BE MADE TO:

ICAD, INC.

98 SPIT BROOK ROAD, SUITE 100

NASHUA, NEW HAMPSHIRE 03062

ATTENTION: COMPANY SECRETARY

By order of the Board of Directors,
/s/ Kenneth Ferry

Kenneth Ferry, Chief Executive Officer

April 8, 2016

Appendix A

2016 Stock Incentive Plan

iCAD, INC.

2016 STOCK INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the iCad, Inc. 2016 Stock Incentive Plan (the “Plan”). The purpose of the Plan is to align the interests of the officers, employees, Non-Employee Directors and Consultants of iCad, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its businesses, with those of the Company. It is anticipated that providing such persons with awards under the Plan will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means any natural person that provides bona fide services to the Company, and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Date of Grant” means, with respect to an Award, the date when the Company or the Administrator completes the action necessary to create the legally binding right that is the subject of the Award.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 21.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market or another national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: total shareholder return; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); adjusted earnings (loss) before interest, taxes, depreciation and amortization, stock-based compensation expense, merger and acquisition expense, net intellectual property litigation expense, and restructuring expense (Adjusted EBITDA); changes in the market price of the Stock; economic value-added; funds from operations or similar measure; sales or revenue; acquisitions or strategic transactions; operating income (loss); cash flow (including, but not limited to, operating cash flow and free cash flow); return on capital, assets, equity, or investment; return on sales; gross or net profit levels; productivity; expense; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of Stock; sales or market shares; and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. Unless otherwise specified in an Award Certificate in order to qualify as performance based compensation for purposes of Section 162(m) of the Code or otherwise, the Committee may appropriately adjust any evaluation performance under a Performance Criterion to exclude any of the following events that occurs during a Performance Cycle: (i) asset write-downs or impairments; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results; (iv) accruals for reorganizations and restructuring programs; (v) any extraordinary non-recurring items, including those described in the Financial Accounting Standards Board’s authoritative guidance and/or in management’s discussion and analysis of financial condition of operations appearing the Company’s annual report to stockholders for the applicable year; (vi) acquisitions and/or divestures; and (vii) any other extraordinary items adjusted from the Company U.S. GAAP results.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Restricted Stock Units, Performance Share Award or Cash-Based Award, the vesting and/or payment of which is subject to the attainment of one or more Performance Goals. Each such period shall not be less than one year.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

“Performance Share Award” means an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine as of the Date of Grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine as of the Date of Grant.

“Sale Event” shall mean the consummation of (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent ownership interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND                        DETERMINE AWARDS

(a) Administration of Plan. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the Date of Grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v) to accelerate the exercisability or vesting of all or any portion of any Award;

(vi) subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer or another executive officer of the Company or a committee comprised of the Chief Executive Officer and another officer or officers of the Company, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e) Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish sub plans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such sub plans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such sub plans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 1,700,000 shares, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise or withheld to cover the exercise price or tax withholdings, as described below) under the Plan shall be added back to the shares of Stock available for issuance under the Plan. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 1,000,000 shares of Stock may be granted to any one individual grantee during any one calendar year period, no more than 1,000,000 shares of the Stock may be issued in the form of Incentive Stock Options, and no more than 50,000 shares of Stock may be issued pursuant to Awards to Non-Employee Directors in any calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Effect of Awards. Any forfeitures, cancellations or other terminations (other than by exercise) of such Awards shall be returned to the reserved pool of shares of Stock under the Plan on a one for one basis.

(c) Changes in Stock. Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-Based Award and the maximum number of shares subject to Awards that may be granted to Non-Employee Directors in a calendar year, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(d) Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a cash payment to the grantees holding Awards, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to such outstanding Awards (to the extent then vested or, in the case of Options and Stock Appreciation Rights, exercisable at prices not in excess of the Sale Price) and (B) if applicable, the aggregate exercise price (if any) of such outstanding Awards; or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee, but in such case the Board shall first accelerate the exercisability of such Options and Stock Appreciation Rights prior to termination. Unless otherwise determined by the Board (on the same basis or on different bases as the Board shall specify), any repurchase rights or other rights of the Company that relate to an Option, Stock Appreciation Right or other Award shall continue to apply to consideration, including cash, that has been substituted, assumed, amended or paid for a Stock Option, Stock Appreciation Right or other Award pursuant to this paragraph. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and Consultants of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5. STOCK OPTIONS

(a) Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator as of the Date of Grant but shall not be less than 100 percent of the Fair Market Value on the Date of Grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the Date of Grant.

(c) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the Date of Grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the Date of Grant.

(d) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the Date of Grant. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Option Award Certificate:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the Date of Grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a) Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock or cash having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the base amount multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Base Amount of Stock Appreciation Rights. The base amount per Share of Stock underlying a Stock Appreciation Right shall be determined by the Administrator as of the Date of Grant but not be less than 100 percent of the Fair Market Value of the Stock on the Date of Grant.

(c) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator. The term of a Stock Appreciation Right may not exceed ten years.

SECTION 7. RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine as of the Date of

Grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of performance goals, any dividends paid by the Company during the performance period shall accrue and shall not be paid to the grantee until and to the extent the performance goals are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8. RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock upon the satisfaction of such restrictions and conditions as of the Date of Grant.

Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock.

Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b) Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c) Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee. No more than five percent (5%) of the shares reserved may be granted under the Plan pursuant to Unrestricted Stock Awards.

SECTION 10. CASH-BASED AWARDS

The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified Performance Goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11. PERFORMANCE SHARE AWARDS

(a) Nature of Performance Share Awards. The Administrator may grant Performance Share Awards under the Plan. A Performance Share Award is an Award entitling the grantee to receive shares of Stock upon the attainment of performance goals. The Administrator shall determine whether and to whom Performance Share Awards shall be granted, the performance goals, the periods during which performance is to be measured, which may not be less than one year except in the case of a Sale Event, and such other limitations and conditions as the Administrator shall determine.

(b) Rights as a Stockholder. A grantee receiving a Performance Share Award shall have the rights of a stockholder only as to shares of Stock actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award Certificate (or in a performance plan adopted by the Administrator).

(c) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in all Performance Share Awards shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 12. PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a) Performance-Based Awards. The Administrator may grant one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units, Performance Share Awards or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. Each Performance-Based Award shall comply with the provisions set forth below.

(b) Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c) Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee’s Performance-Based Award. Notwithstanding the foregoing, the Administrator shall have the discretionary authority to reduce (but not increase) the amount payable to a Covered Executive under a Performance-Based Award.

(d) Maximum Award Payable. The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a calendar year is 1,000,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof) or $2,500,000 in the case of a Performance-Based Award that is a Cash-Based Award.

SECTION 13. DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units, Restricted Stock Award or Performance Share Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may

be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units or Performance Share Award shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 18 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 14. TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 14(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action. Notwithstanding Section 14(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c) Family Member. For purposes of Section 14(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 15. TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the rights to deduct any such taxes from any payment of any kind otherwise due to the grantee and/or to direct that the proceeds from a sale of Stock on behalf of a grantee be paid over to the Company to satisfy any such tax withholding obligations. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. In the Administrator’s discretion, the Company’s minimum required tax withholding obligation may be satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the Participants.

SECTION 16. SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 17. TERMINATION OF EMPLOYMENT, TRANSFER, LEAVE OF ABSENCE, ETC.

(a) Termination of Employment. If the grantee’s employer ceases to be a Subsidiary, the grantee shall be deemed to have terminated employment for purposes of the Plan.

(b) For purposes of the Plan, the following events shall not be deemed a termination of employment:

(i) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 18. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(c) or 3(d), without prior stockholder approval, in no event may the Administrator (a) exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights; (b) effect repricing of Stock Options or Stock Appreciation Rights through cancellation and re-grants of Stock Options, Stock Appreciation Rights or other Awards; or (c) effect repricing through cancellation of Stock Options or Stock Appreciation Rights in exchange for cash. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 18 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c) or 3(d).

SECTION 19. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 20. GENERAL PROVISIONS

(a) No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Delivery of Stock. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that such issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) Stockholder Rights. Until Stock is deemed delivered in accordance with Section 20(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f) Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

(g) Awards Granted Under Prior Plans. Notwithstanding anything herein to the contrary, equity awards granted under the Company’s prior equity incentive plans, including, without limitation, 2002 Stock Option Plan, 2004 Stock Incentive Plan, 2005 Stock Incentive Plan, 2007 Stock Incentive Plan, as amended, and 2012 Stock Incentive Plan, as amended (collectively, the “Prior Plans”), shall continue to be governed by the terms and conditions of the Prior Plan under which such awards were granted.

SECTION 21. EFFECTIVE DATE OF PLAN

This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 22. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: as of MARCH 30, 2016

DATE APPROVED BY STOCKHOLDERS: [            ], 2016

FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BELOW. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED BELOW. DISCRETIONARY VOTING IS HEREBY CONFERRED AS TO CERTAIN MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

☐ ☐

Please mark your votes like this

1. Election of Directors:
FOR all nominees listed below (except as indicated to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:

01 Dr. Lawrence Howard, 02 Kenneth Ferry, 03 Dr. Rachel Brem, 04 Anthony Ecock, 05 Dr. Robert Goodman, 06 Steven Rappaport, 07 Andrew Sassine, 08 Somu Subramaniam, and 09 Dr. Elliot Sussman

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below)

2.	To approve the iCAD, Inc. 2016 Stock Incentive Plan.

☐     FOR     ☐     AGAINST     ☐     ABSTAIN

3.	To approve, by non-binding advisory vote, the resolution approving the Company’s named executive officer compensation.

☐     FOR     ☐     AGAINST     ☐     ABSTAIN

4.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

☐     FOR     ☐     AGAINST     ☐     ABSTAIN

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________Signature if held jointly____________________Date_____, 2016.

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 4, 2016

The Proxy Statement, the form of proxy and the Company’s and Annual Report to Stockholders are available at http://www.cstproxy.com/icadmed/2016

   FOLD AND DETACH HERE AND READ THE REVERSE SIDE

iCAD, Inc.

98 Spit Brook, Suite 100

Nashua, New Hampshire 03062

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 4, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints KENNETH FERRY and KEVIN BURNS, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of iCAD, Inc. (the “Company”) on Wednesday, May 4, 2016, at 10:00 AM or at any postponements or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters on the reverse side.

(Continued, and to be marked, dated and signed, on the other side)